CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 27, 2016, accompanying the financial statements of Quality Municipals Income Trust, 68th Limited Maturity Series (included in Van Kampen Unit Trusts, Municipal Series 1124) as of December 31, 2015, and for the period from January 16, 2013 (date of deposit) through December 31, 2013 and for each of the two years in the period ended December 31, 2015 and the financial highlights for the period from January 16, 2013 (date of deposit) through December 31, 2013 and for each of the two years in the period ended December 31, 2015, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-182692) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 27, 2016